Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-165579-04

October 9, 2012

NSTAR Electric Company

Pricing Term Sheet

Issuer:	NSTAR Electric Company
Security:	$400,000,000 2.375% Debentures Due 2022
Maturity:	October 15, 2022
Coupon:	2.375%
Price to Public:	99.726%
Yield to Maturity:	2.406%
Spread to Benchmark Treasury:	+70 basis points
Benchmark Treasury:	1.625% due August 15, 2022
Benchmark Treasury Price / Yield:	99-08+ / 1.706%
Interest Payment Dates:	April 15 and October 15, commencing April 15, 2013
Redemption Provisions:	Make-whole call at any time prior to July 15, 2022 at a discount rate of Treasury plus 10 basis points and, thereafter at par
Trade Date:	October 9, 2012
Settlement Date*:	October 15, 2012
CUSIP / ISIN:	67021CAG2 / US67021CAG24
Ratings**:	A2 (Moody’s); A- (S&P); A+ (Fitch)
Joint Book-Running Managers: Co-Managers:	Goldman, Sachs & Co., Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC KeyBanc Capital Markets Inc. and TD Securities (USA) LLC

* Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the succeeding business day will be required, by virtue of the fact that the notes initially will settle T+4 (on October 15, 2012) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. collect at (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com, Mitsubishi UFJ Securities (USA), Inc. toll-free at (877) 649-6848 or Wells Fargo Securities, LLC toll-free at (800) 326-5897.